SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 14, 2005

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-7572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement.

The 2005 Annual Meeting of Stockholders of Phillips-Van Heusen Corporation (the “Company”) was held on June 14, 2005.  At the meeting stockholders approved the Company’s Performance Incentive Bonus Plan and Long-Term Incentive Plan.  A summary description of each plan appears below.  A more detailed description, as well as copies of each of the plans, can be found in the Company’s definitive Schedule 14A filed with the Securities Exchange Commission on May 2, 2005.

Performance Incentive Bonus Plan

The purposes of the Performance Incentive Bonus Plan are to induce certain senior executive employees to remain in the employ of the Company and its subsidiaries, to attract new senior executive employees and to provide additional incentive to such senior executive employees to promote the success of the business of the Company and its subsidiaries.  The Bonus Plan is effective for fiscal years 2005 through 2009 and will terminate after payment of all bonuses, if any, earned with respect to the Company's fiscal year ending on January 31, 2010, unless the stockholders approve the continuation of the Plan no later than the date of the 2009 Annual Meeting of Stockholders.  The Bonus Plan is administered by the Compensation Committee (or such other committee of the Board of Directors that the Board may designate from time to time).  Under the terms of the Bonus Plan, within 90 days after the commencement of each fiscal year, the plan committee is required to determine the executives of the Company and its subsidiaries who will be participants in the Bonus Plan with respect to such fiscal year and the performance objectives that must be satisfied for a participant to be eligible to receive a bonus.  Performance cycles of less than one year may also be established, with performance objectives determined prior to the expiration of 25% of the cycle’s length.  Performance objectives are based upon the achievement of earnings or other performance measures established by the plan committee.  If and to the extent the performance objectives are achieved, participants are eligible to receive a bonus based upon a percentage of their base salary in effect on the last day of the performance cycle.  Threshold, plan and maximum targets are established for each performance cycle and bonus percentages are established for the achievement of each of the targets.  The percentage is lowest for achievement of the threshold target and is highest if the maximum target is achieved or exceeded.  If the level of achievement falls between two of the targets, the bonus is based on a percentage of the participant's base salary that is on a straight-line interpolation between the percentages for the two targets.  Participants who qualify for a bonus receive their bonuses in the form of a single sum cash payment no later than 30 days after the plan committee certifies that the performance criteria have been satisfied.

Long-Term Incentive Plan

The purposes of the Long-Term Incentive Plan (“LTIP”) are to induce certain senior executive employees to remain in the employ of the Company and its subsidiaries and to provide inducement for such senior executive employees to promote the success of the business of the Company and its subsidiaries.  The Company’s “executive officers,” as defined under the Securities Exchange Act of 1934, are the only persons eligible to participate in the LTIP.  The LTIP is effective for fiscal years 2005 through 2009 and will terminate after payment of all awards earned thereunder with respect to the performance cycles that commenced during or prior to fiscal 2009, unless the stockholders approve the continuation of the LTIP no later than the date of the 2009 Annual Meeting of Stockholders.  The LTIP is administered by the Compensation Committee (or such other committee designated by the Board).  The plan committee has the complete authority and discretion to administer and interpret the LTIP, including to establish the performance objectives for each performance cycle.  Under the terms of the LTIP, within 90 days after the commencement of each performance cycle, the plan committee is required to determine the performance objectives with respect to such performance cycle.  Performance cycles are a three fiscal year period, or other period of at least 13 months, established by the plan committee.  Performance objectives are based upon earnings per share growth, return on equity performance or other performance criteria established by the plan committee.  Threshold, plan and maximum targets are established for each performance cycle, and awards are established for the achievement of each of the targets.  Awards are based upon a percentage of a participant's base salary.  The percentage is lowest for achievement of the threshold targets and is highest if the maximum targets are achieved or exceeded.  If the level of achievement falls between two of the targets, the award will be based on a percentage of the participant's base salary that is an interpolation between the percentages for the two targets.  If a participant earns an award with respect to a performance cycle, he or she will receive his or her award in the form of a single sum cash payment no later than 30 days following the plan committee's certification that the performance objectives have been achieved.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Mark D. Fischer
Mark D. Fischer, Vice President

Date:   June 17, 2005